UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2018

Systemax Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-13792	11-3262067
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11 Harbor Park Drive, Port Washington, New York		11050
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (516) 608-7000

N.A.
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions ( see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company          ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.          ☐

Item 1.01	Entry into a Material Definitive Agreement
On July 30, 2018, Systemax Inc. (the “Company”) executed a definitive agreement (the “Purchase Agreement”) to sell its France based IT value added reseller business (the “France Business”) to Bechtle AG (“Bechtle”) for an enterprise value of $246 million at current exchange rates
The agreement to sell the France Business is denominated on a cash-free, debt-free basis, and will include normalized working capital adjustments.  The sale is subject to customary regulatory approvals and is expected to close later in 2018.  On a Pro Forma basis, assuming it had closed on June 30, 2018 and using current exchange rates of 1.17 Euro to USD, the enterprise value would have been $246 million and its equity value, inclusive of net cash on hand and other adjustments, would have been approximately $270 million.  The Company anticipates recognizing a pretax book gain of between $182 and $188 million on the sale, and after funding transaction expenses, the total cash available to U.S. shareholders on a tax-effected basis resulting from this transaction would have been between $238 and $245 million.

The parties to the Purchase Agreement made customary representations, warranties and covenants, and agreed to indemnification obligations appropriate for the nature of the transaction. The Purchase Agreement contains representations, warranties and covenants made to, and solely for the benefit of, the parties thereto. The statements embodied in the representations and warranties are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of the agreement. In addition, certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality different from those generally applicable to investors, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts. Investors are not third party beneficiaries under the Purchase Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, the France Business or Bechtle.
The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, a copy of which is filed as an exhibit to this Form 8-K,  and incorporated herein by reference.

Upon completion of the sale, the Company's operations will be its Industrial Products Group business in North America, which is focused on industrial supplies and MRO (maintenance, repair, and operations), markets the Company has served since 1949.

Item 2.05	Costs Associated with Exit or Disposal Activities

The Company expects to incur exit costs of approximately $1.2 million related to the acceleration of the vesting of certain employee restricted stock awards upon closing of the sale of the France Business.

Item 8.01	Other Events

On July 31, 2018, the Company issued a press release announcing the sale of the France Business. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

The following exhibit relating to Items 1.01 and 8.01 shall be deemed to be furnished, and not filed:

Exhibit Number	Description
2.1	Securities Purchase Agreement

99.1	Press Release of Systemax Inc., dated July 31, 2018.

Exhibit Index

2.1	Securities Purchase Agreement

99.1	Press Release of Systemax Inc., dated July 31, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYSTEMAX INC.

Date: August 2, 2018

	By:	/s/ Eric Lerner
Name: Eric Lerner
Title: Senior Vice President